UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2022

GUIDED THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22179	58-2029543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5835 Peachtree Corners East, Suite B Peachtree Corners, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On September 1, 2022 (the “Closing Date”), Guided Therapeutics, Inc. (the “Company”), a Delaware corporation, entered into certain Securities Purchase Agreements (the “Agreement”) with certain accredited investors (the “Investors”), including Richard Blumberg, Michael James and John Imhoff, each a member of the Company’s Board of Directors, pursuant to which the Company issued 6,636,540 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and four year warrants to purchase an aggregate of 6,636,540 shares of Common Stock at $0.50 per share and  6,636,540 shares of Common Stock at $0.65 per share (the “Warrants”) for an aggregate purchase price of $3,318,270 (the “Transaction”).

The Company has agreed that, as soon as practicable after the Closing Date, the Company shall file a Registration Statement on the appropriate form providing for the resale by the Investors of the Shares and the shares of Common Stock underlying the Warrants (the “Warrant Shares” and collectively with the Shares and the Warrants, the “Securities”) with the Securities and Exchange Commission.  The Company shall use commercially reasonable efforts to cause such Registration Statement to become effective within 120 days following the Closing Date and to keep such Registration Statement effective at all times until the earlier of the date that the Shares and Warrant Shares may be resold pursuant to Rule 144 (assuming cashless exercise of the Warrants) and the date that no Investor owns any Securities.  In the event that the Registration Statement is not effective on the 121st day following the Closing Date, the Company shall issue to each Investor an additional number of shares of Common Stock equal to 10% of the Shares issued to such Investor and an additional number of shares of Common Stock equal to 5% of the Shares issued to such Purchaser on each monthly anniversary thereafter until the earlier of the date the Registration Statement is effective and the date that the Shares and Warrant Shares may be resold pursuant to Rule 144 (assuming cashless exercise of the Warrants).  The Company may avoid these penalties if, prior to the 121st day following the closing date, it files an application to list the Common Stock on a recognized Canadian Stock Exchange. In addition, if there is no effective Registration Statement covering the Warrant Shares after 180th day following the Closing Date, the Warrants may be exercised cashlessly as set forth in the Warrants.

After payment of all fees and expenses relating to the transaction, the Company received net proceeds of approximately $3.2 million. The primary use of proceeds is to fund the completion and filing of clinical study data needed for FDA approval of the Company’s LuViva Advanced Cervical Scan. Additional use of proceeds is to support international distribution partners to grow sales throughout the remainder of 2022 and into 2023, as well as for general and administrative expenses.

In connection with the Transaction, on September 1, 2022, the Company has agreed to exchange certain debt and equity owned by Auctus Funds, LLC (“Auctus”) pursuant to an Exchange Agreement between the Company and Auctus (the “Exchange Agreement”). Auctus has exchanged $1,060,911 owed to it in debt and 8,775,000 warrants it currently holds that are priced between $0.15 and $0.20 for $1.95 million worth of investment in this Transaction, and as a result, received 3,900,000 Shares, Warrants to purchase 3,900,000 Warrant Shares at $0.50 per share and 3,900,000 Warrant Shares at $0.65 per share (the “Exchange”). In addition, the Company made a repayment of $221,467 to Auctus pursuant to the terms of the Exchange Agreement (the “Repayment”). Following the Exchange and Repayment, Auctus owns approximately $490,000 in debt to be repaid to Auctus over an 18-month period in four equal installments. The first installment of approximately $125,000 was paid on September 8, 2022.

The foregoing descriptions of the Warrants, the Agreement and the Exchange Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such document, which document or form thereof is filed hereto as Exhibits 4.1, 10.1 and 10.2, respectively, are and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference. The Securities described in Item 1.01 above were offered and sold in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D.

Item 8.01 Other Events.

On September 7, 2022, the Company issued a press release announcing the Transaction. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant

4.2	Form of Warrant

10.1	Form Securities Purchase Agreement

10.2	Exchange Agreement between the Company and Auctus Fund, LLC

10.3	Form of Warrants issued to Auctus Fund, LLC

10.4	Form of Warrants issued to Auctus Fund, LLC

99.1	Press Release, dated September 7, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

Date: September 15, 2022	/s/ Gene S. Cartwright, Ph.D
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer

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